Exhibit 4.12

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the rights and preferences of our common stock. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to our charter and bylaws and applicable provisions of the Maryland General Corporation Law (“MGCL”). While we believe the following summary covers the material terms of our common stock, the description may not include all of the information that is important to you. We encourage you to read carefully our charter and bylaws and the applicable provisions of the MGCL for a more complete understanding of our common stock. Each of our charter and bylaws is attached as an exhibit to the Annual Report on Form 10-K.
General
Our charter authorizes us to issue up to 700,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share, of which 12,000,000 shares are classified as Series A preferred stock, $0.01 par value per share. Our charter authorizes our board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series, subject to the terms of any outstanding preferred stock.
As of December 31, 2019, 461,004,742 shares of our common stock are issued and outstanding, and no shares of preferred stock of any kind (including Series A preferred stock) are issued or outstanding.
Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of the stockholder’s status as a stockholder.
Common Stock
Subject to the restrictions on ownership and transfer of our stock discussed below under the caption “Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our common stock will be entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock will not have cumulative voting rights in the election of directors.
Holders of our common stock will be entitled to receive dividends if, as and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any class or series of our stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock will not have preemptive, subscription, redemption, preference, exchange, conversion or appraisal rights. There will be no sinking fund provisions applicable to the common stock. All issued and outstanding shares of our common stock will be fully paid and nonassessable and will have equal dividend and liquidation rights. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock or any other class or series of stock we may authorize and issue in the future.
Under Maryland law, a Maryland corporation generally may not amend its charter (with limited exceptions), consolidate, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, our charter provides that any of these actions, once advised by our board of directors, may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except for amendments to the charter provisions relating to indemnification, limitation of liability and amendments to our charter, which require the affirmative vote of stockholders entitled to cast 75% of all of the votes entitled to be cast generally in the election of directors. See “Certain Provisions of Maryland Law and Our Charter and Bylaws.” Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries will be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify and Issue Stock
Subject to the rights of holders of any outstanding shares of our preferred stock, our board of directors will be able to, without approval of holders of our common stock, classify and reclassify any unissued shares of our stock into other classes or series of stock, including one or more classes or series of stock that have preference over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorize us to issue the newly-classified shares. Before authorizing the issuance of shares of any new class or series, our board of directors will be required to set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. In addition, our charter authorizes our board of directors, with the approval of a majority of our board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock, or the number of shares of any class or series of stock, that we are authorized to issue, subject to the rights of holders of our preferred stock. These actions will be able to be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.
Preferred Stock
Prior to issuance of shares of each class or series of preferred stock having terms not already established pursuant to our charter, our board of directors is required by the MGCL and our charter to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. Our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.
Series A Preferred Stock
Of the 50,000,000 shares of preferred stock authorized for issuance under our charter, 12,000,000 shares are classified as Series A preferred stock, $0.01 par value per share, all of which automatically converted on November 6, 2017 in accordance with the terms of the Series A preferred stock into shares of our common stock. As a result of this conversion, none of the authorized shares of Series A preferred stock are currently issued or outstanding. Our board of directors has no plans to issue any shares of Series A preferred stock as currently constituted, and given the terms applicable to the Series A preferred stock and the circumstances in which originally issued, any such additional issuance would be impractical. Our board of directors could, however, without stockholder approval, reclassify the authorized but unissued shares of Series A preferred stock as preferred stock without further designation, or into one or more other or additional series or classes of our capital stock, pursuant to its power to reclassify stock, as described above, and cause us to issue the newly-classified shares, subject, however, to the rights of holders of any then outstanding shares of our preferred stock. For detail regarding these and other terms applicable to our authorized Series A preferred stock, we encourage you to read carefully the terms thereof, as set forth in our charter.
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT for U.S. Federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended from time to time (the “Code”) to include certain entities such as qualified pension plans) during the last half of a taxable year.
Our charter contains restrictions on the ownership and transfer of our stock. Subject to the exceptions described below, our charter provides that no person or entity will be able to beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, with respect to any class or series of our capital stock (including our common stock), more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of our capital stock.
The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of 9.8%

or less of a class or series of our capital stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquirer or another individual or entity to own our stock in excess of the ownership limit.
An exemption from the 9.8% ownership limit was granted to certain stockholders, and our board may in the future provide exceptions to the ownership limit for other stockholders, subject to certain initial and ongoing conditions designed to protect our status as a REIT. In addition, our charter provides that our board of directors will have the power to, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, exempt a person from the ownership limit or establish a different limit on ownership for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition to granting a waiver of the ownership limit or creating an excepted holder limit, our board of directors will be able, but will not be required, to require an opinion of counsel or IRS ruling satisfactory to our board of directors as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.
In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, our charter provides that our board of directors will be able to increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) could beneficially own or constructively own, in the aggregate, more than 50% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage ownership of our stock is in excess of the decreased ownership limit until the person or entity’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.
Our charter also provides that:

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any person is prohibited from owning shares of our stock that, if effective, would cause us to constructively own more than 10% of the ownership interests, assets or net profits in (i) any of our tenants or (ii) any tenant of one of our direct or indirect subsidiaries, to the extent such ownership would cause us to fail to qualify as a REIT;

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any person is prohibited from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person is prohibited from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.
Our charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any other restrictions on ownership and transfer of our stock discussed above, and any person who owned or would have owned shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, will be required to give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least five days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter relating to the restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for us to qualify as a REIT.
Our charter provides that any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be void ab initio and the intended transferee will acquire no rights in such shares of stock. Our charter provides that any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our charter or our board of directors), any person owning shares of our stock that, if effective, would cause us to constructively own more than 10% of the ownership interests, assets or net profits in (i) any of our tenants or (ii) any tenant of one of our direct or indirect subsidiaries, to the extent such ownership would cause us to fail to qualify as a REIT, or our being “closely held” under Section 856(h) of the Code or our otherwise failing to qualify as a REIT, will be void ab initio and the intended transferee will acquire no rights in such shares of stock and, if such voidness is not effective, the number of shares causing the violation (rounded up to the nearest whole share) will be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. Our charter provides that if the transfer to the trust as described above does not occur or is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer which, if effective, would have resulted in a violation on the restrictions of ownership and transfer of our stock, will be void ab initio and the intended transferee will acquire no rights in such shares of stock.
Our charter provides that shares of our stock held in the trust will be issued and outstanding shares. The intended transferee may not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Our charter provides that any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Pursuant to our charter, subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by an intended transferee before our discovery that the shares have been transferred to the trustee and to recast the vote in accordance with the direction of the trustee acting for the benefit of the charitable beneficiary of the trust.
Pursuant to our charter, within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person, designated by the trustee, that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. After such sale of the shares, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute to the intended transferee, an amount equal to the lesser of:

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the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event that resulted in the transfer to the trust at the market price of the shares on the day of the event that resulted in the transfer of such shares to the trust; and

•	the sales proceeds received by the trustee for the shares.
Any net sales proceeds in excess of the amount payable to the intended transferee shall be paid to the charitable beneficiary.
Our charter provides that shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

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the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, devise or other such transaction, at market price, at the time of such gift, devise or other such transaction; and

•	the market price on the date we accept, or our designee accepts, such offer.
The amount payable to the transferee may be reduced by the amount of any dividends or other distributions that we paid to the intended transferee before we discovered that the shares had been transferred to the trust and that is owed by the intended transferee to the trustee as described above. We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Pursuant to our charter, upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the intended transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

If our board of directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.
Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate
In addition to the restrictions set forth above, all of our outstanding shares of capital stock will be held subject to applicable gaming laws. Any person owning or controlling at least 5% of the outstanding shares of any class of our capital stock will be required to promptly notify us of such person’s identity. Our charter provides that any shares of our capital stock that are owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by us, out of funds legally available for that redemption, to the extent required by the gaming authorities making the determination of unsuitability or to the extent determined to be necessary or advisable by our board of directors. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price with respect to any securities to be redeemed will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid (including if the finding of unsuitability is made by our board of directors alone), an amount that in no event exceeds (1) the market price of such securities as reported on a securities exchange, a generally recognized reporting system or domestic over-the-counter market, as applicable, or (2) if such securities are not quoted by any recognized reporting system, then the fair market value thereof, as determined in good faith and in the reasonable discretion of the board of directors. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as determined by us. If all or a portion of the redemption price is paid with a promissory note, such note shall have a ten year term, bear interest at 3% and amortize in 120 equal monthly installments and contain such other terms determined by our board.
Our charter provides that the redemption right is not exclusive and that our capital stock that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person may also be transferred to a trust for the benefit of a designated charitable beneficiary, and that any such unsuitable person or affiliate will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid by the unsuitable person or affiliate for the shares or the amount realized from the sale, in each case less a discount in a percentage (up to 100%) to be determined by our board of directors in its sole and absolute discretion.
Our charter requires any unsuitable person and any affiliate of an unsuitable person to indemnify us and our affiliated companies for any and all losses, costs and expenses, including attorneys’ fees, incurred by us and our affiliated companies as a result of the unsuitable person’s ownership or control or failure to promptly divest itself of any securities of our securities when and in the specific manner required by a gaming authority or by our charter.
Under our charter, an unsuitable person will be defined as one who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any gaming authority or for any gaming license, (ii) is denied or disqualified from eligibility for any gaming license by any gaming authority, (iii) is determined by any gaming authority to be unsuitable or disqualified to own or control any of our capital stock or the capital stock or any other equity securities of any of our affiliates, (iv) is determined by any gaming authority to be unsuitable to be affiliated, associated or involved with a person engaged in gaming activities or holding a gaming license in any gaming jurisdiction, (v) causes any gaming license of our company or any of our affiliates to be lost, rejected, rescinded, suspended, revoked or not renewed, or causes our company or any of our affiliates to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any gaming license, or (vi) is deemed likely, in the sole and absolute discretion of our board, to preclude or materially delay, impede, impair, threaten or jeopardize any gaming license, cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract with a gaming authority to which our company or our affiliates is a party, or cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license of our company or any of our affiliates.
Issuance of Common Stock upon Redemption of Partnership Units
Our Operating Partnership, VICI Properties L.P., is a Delaware limited partnership. All of our assets (other than the golf course assets), are held by, and all of our operations (other than the golf course operations) are and will be conducted through, our Operating Partnership, either directly or through subsidiaries. VICI Properties GP LLC, our wholly-owned subsidiary, is the sole General Partner of our Operating Partnership. Some of our property acquisitions could be financed by issuing units of our Operating Partnership in exchange for property owned by third parties. Such third parties would then be entitled to share in cash distributions from, and in the profits and losses of, our Operating Partnership in proportion to their respective percentage interests in our Operating Partnership. Holders of outstanding partnership units will on the twelve-month anniversary a limited partner first becoming a holder of common units of the Operating Partnership (subject to the terms of the limited partnership agreement), have the right to elect to redeem their partnership units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the election to redeem, subject to our right instead, and as expressly permitted in our charter, to acquire the partnership units tendered for redemption in exchange for an equivalent number of shares of our common stock, subject to the restrictions on ownership and transfer of our stock set forth in our charter.
Provisions in the limited partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our Operating Partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of limited partners and certain assignees of partnership units or other Operating Partnership interests;

•	transfer restrictions on partnership units and restrictions on admission of partners;

•	a requirement that VICI Properties GP LLC may not be removed as the General Partner of our Operating Partnership without its consent;

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the ability of the General Partner in some cases to amend the limited partnership agreement and to cause our Operating Partnership to issue preferred partnership interests in our Operating Partnership with terms that it may determine, in either case, without the approval or consent of any limited partner; and

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the right of any future limited partners to consent to transfers of units of other Operating Partnership interests except under specified circumstances, including in connection with mergers, consolidations and other business combinations involving us.

The foregoing discussion of our Operating Partnership and select related matters does not purport to be complete and is subject to and qualified in its entirety by reference to the limited partnership agreement of VICI Properties L.P., which is filed as an exhibit to the Annual Report on Form 10-K.
Certain Provisions of Maryland Law and Our Charter and Bylaws
The following summary of certain provisions of Maryland law and of our charter and bylaws is only a summary, and is subject to, and qualified in its entirety by reference to, our charter and bylaws and the applicable provisions of the MGCL.
Election and Removal of Directors
Our charter and bylaws provide that the number of our directors may be established only by our board of directors but may not be more than fifteen or fewer than the minimum number permitted by the MGCL, which is one. Our bylaws provide for the election of directors, in uncontested elections, by a majority of the votes cast. In contested elections, the election of directors shall be by a plurality of the votes cast. Our bylaws provide that a director may not be an “unsuitable person” as defined in our charter, and that the term of office of any director found by our board of directors to be an unsuitable person will expire.
Our bylaws provide that any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum of the board of directors except that a vacancy created by the removal of a director by stockholders may also be filled by the requisite vote or consent of stockholders set forth in our bylaws.
Our charter also provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect one or more directors, a director may be removed, with or without cause, by the affirmative vote of stockholders holding a majority of all of the shares of our stock entitled to vote generally in the election of directors.
Amendment to Charter and Bylaws
Except as provided in our charter with respect to indemnification, limitation of liability and amendments to our charter, which must each be advised by our board of directors and receive the affirmative vote of stockholders entitled to cast 75% of all the votes entitled to be cast generally in the election of directors, amendments to our charter must be advised by our board of directors and, with limited exceptions, approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Each of our board of directors and our stockholders, by the affirmative vote of not less than a majority of all shares then outstanding and entitled to be cast on the matter, have the power to amend our bylaws, provided that the section of our bylaws relating to the opt out from the Maryland control share acquisition statute may not be amended except by the vote of at least two-thirds of all votes entitled to be cast on the matter, and the section of our bylaws relating to amending the bylaws, and the last sentence of the section of our bylaws relating to stockholder rights plans, may not be amended except by the vote of at least 75% of all votes entitled to be cast on the matter.
Business Combinations
Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

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an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation’s then outstanding voting stock.

A person is not an interested stockholder under the MGCL if the corporation’s board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The foregoing provisions of the MGCL do not apply, however, to business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. In addition, our charter provides that, notwithstanding any other provision of our charter or our bylaws, these provisions, known as the Maryland Business Combination Act (Title 3, Subtitle 6 of the MGCL), will not apply to any business combination between us and any interested stockholder of ours and that we expressly elect not to be governed by the operative provisions of the Maryland Business Combination Act in whole or in part. Any amendment to such provision of our charter must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and any other person. As a result, any person described in the preceding sentence may be able to enter into a business combination with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that this provision of our charter will not be amended or repealed in the future. In that event, business combinations between us and an interested stockholder or an affiliate of an interested stockholder would be subject to the five-year prohibition and the super-majority vote requirements.
Control Share Acquisitions
The Maryland Control Share Acquisition Act provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise or direct voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from us. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last acquisition of control shares by the acquiring person in a control share acquisition; or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, then as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The Maryland Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting any acquisition of our stock by any person from the foregoing provisions on control shares. In the event that our bylaws are amended by our stockholders to modify or eliminate this provision, acquisitions of our common stock may constitute a control share acquisition and may be subject to the Maryland Control Share Acquisition Act.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and without the need for stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, unless the charter or a resolution adopted by the board of directors prohibits such election, to be subject to any or all of five provisions, including:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

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a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

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a provision that a special meeting of stockholders must be called upon stockholder request only on the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

We do not currently have a classified board. Our charter provides that we are prohibited from electing to be subject to any or all of the provisions of Subtitle 8 unless such election is first approved by the affirmative vote of stockholders of not less than a majority of all shares of ours then outstanding and entitled to be cast on the matter.
Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) vest in our board of directors the exclusive power to fix the number of directors, and (2) require the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting to call a special meeting (unless the special meeting is called by our board of directors, the chairman of our board of directors, our president or chief executive officer as described below under “Special Meetings of Stockholders”).
Special Meetings of Stockholders
Our board of directors, the chairman of our board of directors, our president or our chief executive officer may call a special meeting of our stockholders. Our bylaws provide that a special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws.
Stockholder Action by Written Consent
The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. Our charter permits stockholder action by consent in lieu of a meeting to the extent permitted by our bylaws. Our bylaws provide that any action required or permitted to be taken at any meeting of the holders of common stock entitled to vote generally in the election of directors may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by our board and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to us in accordance with the MGCL. We will be required to give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.
Competing Interests and Activities of Our Directors or Officers
Our charter provides that we have the power to renounce, by resolution of the board of directors, any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (i) presented to us or (ii) developed by or presented to one or more of our directors or officers.
Advance Notice of Director Nomination and New Business
Our bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or any duly authorized committee of our board of directors or (3) by any stockholder present in person or by proxy who was a stockholder of record at the time of provision of notice by the stockholders and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business, who is not an “unsuitable person” as defined in our charter, and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.
Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our board of directors or any duly authorized committee of our board of directors or (2) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than the later of the close of business on the 90th day before such special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.
Effect of Certain Provisions of Maryland Law and our Charter and Bylaws
The restrictions on ownership and transfer of our stock discussed under the caption “Restrictions on Ownership and Transfer of our Common Stock” prohibit any person from acquiring, with respect to any class or series of our capital stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of our capital stock, including our common stock, without the approval of our board of directors. These provisions may delay, defer or prevent a change in control of us. Further, subject to the rights of holders of preferred stock, our board of directors has the power to increase the aggregate number of authorized shares, or the number of authorized shares of any class or series, and to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly-classified shares, as discussed above under the captions “Common Stock” and “Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. We believe that the power to increase the aggregate number of authorized shares and to classify or reclassify unissued shares of common or preferred stock, without approval of holders of our common stock, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.
Our charter and bylaws also provide that the number of directors may be established only by our board of directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “Special Meetings of Stockholders” and “Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our present or former directors or officers or other employees or stockholders to us or to our stockholders, as applicable, or any standard of conduct applicable to our directors, (c) any action asserting a claim against us or any of our present or former directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our present or former directors or officers or other employees that is governed by the internal affairs doctrine.
Limitation of Liability and Indemnification of Directors and Officers
Maryland law permits us to include a provision in our charter eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) a final judgment based upon a finding that his or her action or failure to act was the result of active and deliberate dishonesty by the director or officer and was material to the cause of action adjudicated. Our charter contains a provision that eliminates our directors’ and officers’ liability to us and our stockholders for money damages to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter were to provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a part to, or witness in, by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, the MGCL prohibits us from indemnifying a director or officer who has been adjudged liable in a suit by us or on our behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the standard of conduct for indemnification set forth above or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
Our charter provides that we will have the power to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

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any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws provide that we have the power, with approval of our board, to provide such indemnification and advance of expenses to a person who served a predecessor of us in any such capacity described above and to any employee or agent of us or a predecessor of us.
Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
We have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required to have the power to indemnify them against the same liability.